Exhibit 10.8
FIRST AMENDMENT TO THE
COMPLETE ENERGY SERVICES, INC. 2003 STOCK INCENTIVE PLAN
     Pursuant to authority granted under Article X of the Complete Energy Services, Inc. 2003 Stock Incentive Plan, the first sentence of Section 5.1 is hereby deleted and replaced with the following language:
          “Section 5.1 Shares Subject to this Plan:
     Subject to adjustment in the same manner as provided in Article IX with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued hereunder shall not exceed 37,500 shares, and the maximum number of shares of Common Stock for which Options may be granted to any one Participant during the calendar year is 10,000.